Exhibit 99 777 E. Wisconsin Ave. Milwaukee, WI 53202 USA Fax: 414.382.5560
News Release

Contact	John Bernaden Media Relations Rockwell Automation 414-382-2555	Tim Oliver Investor Relations Rockwell Automation 414-212-5210

Rockwell Automation Reports First Quarter Results

o	Diluted earnings per share from continuing operations of $0.80

o	Revenue up 10 percent; 11 percent excluding currency translation

o	Trailing four quarter after-tax ROIC increased 4 percentage points to 19 percent

o	Now expect full-year organic revenue growth of approximately 9 percent

o	Raising full-year EPS guidance by $0.10 to $3.10-$3.20

MILWAUKEE (January 25, 2006) – Rockwell Automation, Inc. (NYSE: ROK), a leading global provider of industrial automation power, control and information solutions, today reported fiscal 2006 first quarter income from continuing operations of $145.7 million ($0.80 per share) compared to $122.1 million ($0.65 per share) in fiscal 2005. Net income, which includes discontinued operations, was also $145.7 million ($0.80 per share) this quarter compared to $133.4 million ($0.71 per share) in fiscal 2005. Income from discontinued operations in the year ago quarter reflected a net tax benefit of $11.3 million ($0.06 per share) resulting from a prior year tax refund of a divested business.

Sales for the first quarter were $1,301.4 million, up 10 percent compared to $1,184.9 million in the first quarter of 2005. Adjusted for the impact of currency translation, sales increased 11 percent. Segment operating earnings in the first quarter were $248.4 million, up 16 percent compared to $213.6 million in the first quarter of 2005.

Keith Nosbusch, chairman and chief executive officer, said, “This quarter’s results once again demonstrate the unique strengths of our business model. We remain intensely focused on executing our strategy of investing in high-return growth opportunities while maintaining a competitive cost structure. Our ongoing investments in industry domain expertise and globalization are allowing us to capture share and diversify our served markets.”

Nosbusch continued, “Our businesses produced excellent results in the first quarter, particularly in the Americas. We experienced accelerated sales growth and higher profitability in most of our businesses. Our Logix automation platform and our leading power control and conversion offerings paced our growth. This strong start, combined with higher backlog in our project-oriented businesses and continued momentum across industrial end markets, gives me increasing confidence about the results we can deliver in 2006.”

Outlook

The company is increasing its full year 2006 guidance to reflect both the performance in the first quarter, and better full-year visibility. The company now expects full-year 2006 revenue growth excluding currency translation to be approximately 9 percent, which is at the high end of our prior range. The company is raising guidance for diluted earnings per share from continuing operations by $0.10, to $3.10-$3.20, and adjusting free cash flow guidance upward by $20 million to $300 million to reflect the higher earnings.

For the fiscal second quarter, as was the case in 2005, the company expects to experience typical seasonality in customer capital spending. This could result in sequentially lower daily sales volume and a less profitable revenue mix versus the favorable first quarter results.

Following is a discussion of first quarter results for each business.

Control Systems

Control Systems first quarter sales were $1,072.1 million, an increase of 9 percent compared to $985.5 million in the first quarter of 2005. Currency translation reduced reported revenue growth by 1 percentage point. Our Logix integrated architecture platform grew by more than 25 percent. From a regional perspective, sales in the U.S. increased 14 percent in the quarter, while non-U.S. sales increased 5 percent, excluding the effect of currency translation. Growth remained strong in Canada, Latin America and several Asia-Pacific countries, especially China. Segment operating earnings were $211.4 million, an increase of 11 percent compared to $190.0 million in the first quarter of 2005. Profitability benefited from volume, productivity efforts, and price, which were partially offset by inflation and a $9.2 million facilities charge in Europe. Control Systems return on sales was 19.7 percent in the first quarter of 2006 compared to 19.3 percent in 2005.

Power Systems

Power Systems first quarter sales were a higher than expected $229.3 million, an increase of 15 percent compared to sales of $199.4 million in the 2005 first quarter. Segment operating earnings increased 57 percent to $37.0 million, compared to $23.6 million in the first quarter of 2005. The increase in segment operating earnings was driven by higher volume, price increases, and productivity improvements, the combination of which more than offset higher material costs. Power Systems return on sales was 16.1 percent in the first quarter of 2006 compared to 11.8 percent in 2005.

General Corporate – Net

First quarter general corporate expenses were $22.3 million compared to $16.0 million in the 2005 first quarter. Expenses were higher due to a $5.0 million contribution to the company’s charitable corporation, and the inclusion of stock compensation expense.

Income Taxes

The effective tax rate for the first quarter of 2006 was 31 percent and included the beneficial resolution of a foreign tax matter. The effective tax rate for the first quarter of 2005 was 32 percent. For the full year 2006 the company expects an effective tax rate of approximately 34 percent, which presumes a rate of approximately 35 percent for the remainder of 2006.

Free Cash Flow

Free cash flow for the first quarter of 2006 was a use of cash of $213.4 million and included the contribution of $450 million pre-tax to the company’s pension trust in early October. First quarter 2005 free cash flow was $90.4 million.

Free cash flow and ROIC are non-GAAP measures that are defined in the attachments to this release under “Other Supplemental Information”.

A conference call to discuss financial results will take place at 10 a.m. EST Jan. 25. The call will be webcast and accessible via the Rockwell Automation website (www.rockwellautomation.com).

This news release contains statements (including certain projections and business trends) accompanied by such phrases as “believe”, “estimate”, “expect”, “anticipate”, “will”, “intend” and other similar expressions, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

o	economic and political changes in global markets where we compete, such as currency exchange rates, inflation rates, interest rates, recession, local laws, regulations and policies of foreign governments and other external factors we cannot control;

o	successful development of advanced technologies, demand for and market acceptance of new and existing products;

o	general global and regional economic, business or industry conditions, including levels of capital spending in industrial markets;

o	the availability, effectiveness and security of our information technology systems;

o	competitive product and pricing pressures;

o	disruption of our operations due to natural disasters, acts of war, strikes, terrorism, or other causes;

o	intellectual property infringement claims by others and the ability to protect our intellectual property;

o	regulatory and legislative changes related to the reporting and funding of pension and health care obligations;

o	our ability to successfully address claims by taxing authorities in the various jurisdictions where we do business;

o	our ability to attract and retain qualified personnel;

o	the uncertainties of litigation;

o	disruption of our North American distribution channel;

o	the availability and price of components and materials; and

o	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.

These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Rockwell Automation, Inc. (NYSE: ROK), is a leading global provider of industrial automation power, control and information solutions that help customers meet their manufacturing productivity objectives. The company brings together leading brands in industrial automation for Complete Automation solutions, including Allen-Bradley® controls and services, Dodge® mechanical power transmission products, Reliance® motors and drives, and Rockwell Software® factory management software. Headquartered in Milwaukee, Wisc., the company employs about 21,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Three Months Ended December 31,
	2005	2004
Sales
Control Systems	$1,072.1	$985.5
Power Systems	229.3	199.4

Total Sales	$1,301.4	$1,184.9

Segment Operating Earnings
Control Systems	$211.4	$190.0
Power Systems	37.0	23.6

Total Segment Operating Earnings	248.4	213.6

Purchase accounting depreciation and amortization	(2.8)	(6.9)
General corporate - net	(22.3)	(16.0)
Interest expense	(13.5)	(11.1)

Income from continuing operations before income taxes	209.8	179.6
Income tax provision	(64.1)	(57.5)

Income from continuing operations	145.7	122.1
Income from discontinued operations (1)	–	11.3

Net income	$145.7	$133.4

Diluted Earnings Per Share:
Continuing operations	$0.80	$0.65
Discontinued operations (1)	–	0.06

Net income	$0.80	$0.71

Average Diluted Shares	182.3	189.1

(1)	The quarter ended December 31, 2004 includes a net tax benefit related to a prior year state tax refund.

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ROCKWELL AUTOMATION, INC. CONDENSED BALANCE SHEET (in millions)

	December 31, 2005	September 30, 2005
Assets
Cash and cash equivalents	$246.7	$463.6
Receivables	793.7	799.6
Inventories	595.7	569.9
Deferred income taxes	184.2	169.4
Other current assets	144.0	184.0

Total current assets	1,964.3	2,186.5
Property, net	663.5	774.5
Goodwill	815.7	811.9
Other intangible assets, net	325.5	307.0
Deferred income taxes	30.1	66.3
Prepaid pension	634.7	200.5
Other assets	185.4	178.4

Total	$4,619.2	$4,525.1

Liabilities and Shareowners' Equity
Short-term debt	$103.2	$1.2
Accounts payable	397.1	388.5
Compensation and benefits	146.5	214.4
Income taxes payable	37.5	5.4
Other current liabilities	363.0	331.3

Total current liabilities	1,047.3	940.8
Long-term debt	747.2	748.2
Retirement benefits	981.4	977.5
Other liabilities	260.0	209.5
Shareowners' equity	1,583.3	1,649.1

Total	$4,619.2	$4,525.1

ROCKWELL AUTOMATION, INC. CONDENSED CASH FLOW INFORMATION (in millions)

	Three Months Ended December 31,
	2005	2004
Continuing Operations:

Operating Activities:
Income from continuing operations	$145.7	$122.1
Adjustments to arrive at cash provided by operating activities:
Depreciation	30.4	38.9
Amortization of intangible assets	5.2	7.3
Share-based compensation expense	6.8	–
Retirement benefit expense	29.3	22.3
Pension trust contributions	(455.5)	(54.3)
Net loss (gain) on disposition of property	1.2	(0.8)
Income tax benefit from the exercise of stock options	0.3	25.8
Excess income tax benefit from the exercise of stock options	(11.3)	–
Changes in assets and liabilities, excluding effects of foreign currency adjustments:
Receivables	2.0	12.1
Inventories	(27.5)	(23.4)
Accounts payable	10.1	(35.7)
Compensation and benefits	(66.6)	(69.0)
Income taxes	114.8	39.4
Other assets and liabilities	17.6	17.6

Cash (used for) provided by operating activities	(197.5)	102.3

Investing Activities:
Capital expenditures	(27.2)	(11.9)
Acquisition of business	(25.4)	–
Purchase of short-term investments	–	(14.9)
Proceeds from sale of property	147.5	5.5

Cash provided by (used for) investing activities	94.9	(21.3)

Financing Activities:
Net issuance of short-term debt	102.0	–
Cash dividends	(40.3)	(30.5)
Purchases of treasury stock	(201.1)	(116.4)
Proceeds from the exercise of stock options	17.4	45.4
Excess income tax benefit from the exercise of stock options	11.3	–
Other financing activities	0.1	(1.0)

Cash used for financing activities	(110.6)	(102.5)

Effect of exchange rate changes on cash	(3.7)	(3.0)

Cash used for continuing operations	(216.9)	(24.5)
Cash provided by discontinued operations	–	18.4

Decrease in cash and cash equivalents	$(216.9)	$(6.1)

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Free Cash Flow

Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In the first quarter of 2006 we adopted SFAS 123(R), which requires that we report excess tax benefits from the exercise of stock options as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our operating cash flow to present free cash flow on a basis that is consistent with our historical presentation.

In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow as one measure to monitor and evaluate performance. Our definition of free cash flow may be different from definitions used by other companies.

The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2004	March 31, 2005	June 30, 2005	Sept. 30, 2005	Dec. 31, 2005
Cash provided by operating activities	$102.3	$182.2	$181.0	$173.4	$(197.5)
Capital expenditures	(11.9)	(50.5)	(23.3)	(38.4)	(27.2)
Tax benefit from stock option exercises	–	–	–	–	11.3

Free cash flow	$90.4	$131.7	$157.7	$135.0	$(213.4)

Effect of Changes in Currency Exchange Rates on Sales

Our press release contains information regarding the effect of changes in currency exchange rates on sales, which is a non-GAAP measure. Management believes this provides useful information to investors because it reflects regional performance from our activities without the effect of changes in currency rates. Management uses sales excluding the effect of changes in currency exchange rates as one measure to monitor and evaluate our regional performance. Sales are attributed to the geographic regions based on the country of destination.

The following is a reconciliation of reported sales to sales excluding the effect of changes in currency exchange rates for the quarter ended December 31, 2005 compared to sales for the quarter ended December 31, 2004:

	Quarter Ended December 31,
	2005			2004
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales
United States	$818.6	$(0.6)	$818.0	$721.6
Canada	88.5	(3.0)	85.5	75.3
Europe, Middle East, Africa	191.2	16.2	207.4	207.1
Asia-Pacific	132.4	0.3	132.7	123.7
Latin America	70.7	(5.6)	65.1	57.2

Total	$1,301.4	$7.3	$1,308.7	$1,184.9

The following is a reconciliation for the Control Systems segment of reported sales to sales excluding the effect of changes in currency exchange rates for the quarter ended December 31, 2005 compared to sales for the quarter ended December 31, 2004:

	Quarter Ended December 31,
	2005			2004
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales
United States	$621.8	$(0.5)	$621.3	$547.0
Canada	77.8	(2.6)	75.2	67.8
Europe, Middle East, Africa	187.3	16.1	203.4	202.8
Asia-Pacific	124.1	0.4	124.5	116.1
Latin America	61.1	(5.4)	55.7	51.8

Total	$1,072.1	$8.0	$1,080.1	$985.5

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Return On Invested Capital

Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. Management believes that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in its operations. Management uses ROIC as one measure to monitor and evaluate the performance of the company. Our measure of ROIC is likely to differ from that used by other companies. We define ROIC as the percentage resulting from the following calculation:

(a) Income from continuing operations before accounting change, if any, and before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;

(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners' equity, cumulative impairments of goodwill and intangibles required under SFAS No. 142, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, multiplied by;

(c) one minus the adjusted effective tax rate for the period, the adjusted effective tax rate is calculated by excluding the effect of extraordinary separately reported tax items in continuing operations.

ROIC is calculated as follows:
	Twelve Months Ended December 31,
	2005	2004
(a) Return
Income from continuing operations	$542.0	$419.4
Interest expense	48.2	42.3
Income tax provision	225.2	122.9
Purchase accounting depreciation and amortization	10.6	27.3

Return	826.0	611.9

(b) Average Invested Capital
Short-term debt	21.0	1.9
Long-term debt	750.1	758.1
Shareowners' equity	1,814.6	1,763.8
Impairments of goodwill and intangibles	108.0	108.0
Accumulated amortization of goodwill and intangibles	664.8	649.9
Cash and cash equivalents	(426.3)	(388.1)

Average invested capital	2,932.2	2,893.6

(c) Adjusted Effective Tax Rate
Income tax provision	225.2	122.9
Separately reported tax items in continuing operations	19.7	34.5

Income tax provision before separately reported tax
items in continuing operations	244.9	157.4

Income from continuing operations before income taxes	$767.2	$542.3

Adjusted effective tax rate	31.9%	29.0%

(a) / (b) * (1-c) Return On Invested Capital	19.2%	15.0%

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